Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

NONVOTING CONVERTIBLE PREFERRED STOCK, SERIES D

AND

8% NONVOTING, NON-CUMULATIVE, CONVERTIBLE PERPETUAL

PREFERRED STOCK, SERIES E

OF

TAYLOR CAPITAL GROUP, INC.

Taylor Capital Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on October 5, 2010:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board”) in accordance with the Third Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates (i) a series of preferred stock, par value $0.01 per share, of the Corporation designated as Nonvoting Convertible Preferred Stock, Series D (the “Series D Preferred”), and (ii) a series of preferred stock, par value $0.01 per share, of the Corporation designated as 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E (the “Series E Preferred”), and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

ARTICLE I

DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any weekday that is not a legal holiday in New York, New York or Chicago, Illinois and is not a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or required by law or regulation to be closed.

“Closing Price” of the Common Stock on any date of determination means the last reported sale price regular way of the Common Stock on the Nasdaq Global Select Market (or any successor thereto) on such date, as reported by Bloomberg Financial Markets (“Bloomberg”). If the Common Stock is not traded on the Nasdaq Global Select Market (or any successor thereto) on any date of determination, the Closing Price of the Common Stock on such date of determination means the last reported sale price regular way of the Common Stock on the principal U.S. national securities exchange on which the Common Stock is so listed on such date, as reported by Bloomberg, or if the Common Stock is not so listed on a U.S. national securities exchange, but is quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price on such date for the Common Stock, as reported by Bloomberg, or if the Common Stock is not listed on a national securities exchange or quoted on the OTC Bulletin Board (or any successor thereof) on such date, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. (or successor thereto) or a similar organization on such date, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained by the Corporation for this purpose.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share, or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of each of the Series D Preferred and the Series E Preferred, and its successors and assigns.

“Convertible Securities” means any securities or rights issued by the Corporation that are convertible into, or exercisable or exchangeable for, capital stock of the Corporation.

“Distribution” shall have the meaning set forth in Article III, Section 7(b).

“DTC” shall have the meaning set forth in Article II, Section 4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Fifth Anniversary Date” means May 28, 2015.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“New Securities” means any shares of capital stock or Convertible Securities other than: (i) capital stock issued or issuable on conversion or exercise of the Series D Preferred, Series E Preferred or other Convertible Securities, including any shares of capital stock issued or issuable pursuant to the terms of any New Securities; (ii) capital stock or Convertible Securities offered or issued by the Corporation pursuant to any Public Offering; (iii) capital stock or Convertible Securities issued in connection with any stock split, payment of a dividend or other distribution in respect of the Corporation’s capital stock or any recapitalization of the Corporation; (iv) capital stock or Convertible Securities issued to any Person in connection with any acquisition of the stock or assets of another Person by the Corporation or any of its subsidiaries by merger, purchase, joint venture or other reorganization or business combination; (v) shares of Common Stock or Convertible Securities to employees, officers, directors or consultants of the

Corporation or any of its subsidiaries or to any other Person for services rendered; or (vi) capital stock issued to any Person in connection with a debt financing consummated by the Corporation or any of its subsidiaries.

“Organic Change” means (1) with respect to the Series D Preferred, any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation or any of its subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Common Stock, and (2) with respect to the Series E Preferred, any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation or any of its subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Series C Preferred are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Series C Preferred.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Prairie Holder” means each of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. and each of their respective Affiliates.

“Preferred Stock” means the preferred stock of the Corporation, par value $0.01 per share, or any other capital stock of the Corporation into which such preferred stock shall be reclassified or changed.

“Public Offering” means a bona fide firm commitment underwritten public offering of securities of the Corporation or any of its subsidiaries.

“Purchase Rights” has the meaning set forth in Article III, Section 7(c).

“Relevant Exchange” means any securities exchange or quotation system on which the Closing Price is determined pursuant to the definition of the Trading Day.

“Sale Transaction” means any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Corporation to any Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving Person immediately after the transaction.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 21, 2010, by and among the Corporation and the investors party thereto, pursuant to which the shares of Series E Preferred were issued to the initial Prairie Holders (as may be amended, restated, supplemented or otherwise modified and in effect from time to time).

“Series C Certificate” means the certificate of designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, of the Corporation filed with the Secretary of State of the State of Delaware, as in effect at any given time.

“Series C Conversion Price” means the conversion price of the Series C Preferred as in effect at any given time as determined pursuant to the Series C Certificate.

“Series C Conversion Rate” means the conversion rate of the Series C Preferred as in effect at any give time as determined pursuant to the Series C Certificate.

“Series C Preferred” means the 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, of the Corporation.

“Series D Automatic Conversion” means a conversion of Series D Preferred pursuant to Article II, Section 4.

“Series D Conversion Date” means, with respect to any given shares of Series D Preferred the date on which such share of Series D Preferred has been converted pursuant to Article II, Section 4(a).

“Series D Conversion Stock” means shares of Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series D Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Series D Conversion Stock” shall mean the other securities issuable upon conversion of the Series D Preferred.

“Series D Converted Stock Equivalent Amount” means, for each share of Series D Preferred, one share of Common Stock; provided that if, after issuance of any shares of Series D Preferred, the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a lesser number of shares, the “Series D Converted Stock Equivalent Amount” with respect to such issued and outstanding shares of Series D Preferred shall be adjusted as if such action applied to the shares of Common Stock represented by the Series D Converted Stock Equivalent Amount.

“Series D Holder” means the Person in whose name shares of the Series D Preferred are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Series D Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Series D Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Common Stock or Series D Preferred as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Series E Automatic Conversion” means a conversion of Series E Preferred pursuant to Article III, Section 4.

“Series E Automatic Conversion Date” means the date on which shares of Series E Preferred convert in a Series E Automatic Conversion pursuant to Article III, Section 4.

“Series E Conversion at the Option of the Corporation Date” has the meaning set forth in Article III, Section 6(c).

“Series E Conversion Date” means, with respect to any given shares of Series E Preferred, any of (x) a Series E Automatic Conversion Date, (y) the Series E Conversion at the Option of the Corporation Date with respect to such shares, or (z) the date on which the Series E Holder of such shares satisfies all of the requirements of Article III, Section 5(e) with respect to the conversion of such shares into Series D Preferred.

“Series E Conversion Notice” shall have the meaning set forth in Article III, Section 5(e).

“Series E Conversion Price” is $12.28, subject to adjustment from time to time in accordance with Article III, Section 7. In the event there is an adjustment to the Series C Conversion Price as to which a corresponding adjustment is not automatically made pursuant to Article III, Section 5, the same adjustment shall be made to the Series E Conversion Price.

“Series E Conversion Rate (Series D)” means, for each share of Series E Preferred, an amount equal to the quotient of $25.00 (subject to adjustment for stock splits, combinations or reclassifications of the Series E Preferred), divided by the Series E Conversion Price in effect at the time of conversion. In the event there is an adjustment to the Series C Conversion Rate, the same corresponding adjustment shall be made to the Series E Conversion Rate (Series D).

“Series E Converted Stock Equivalent Amount (Series C)” means, for each share of Series E Preferred, one share of Series C Preferred; provided that if, after issuance of any shares of Series E Preferred, the Corporation subdivides or splits its outstanding Series C Preferred, including by way of a dividend or distribution of Series C Preferred, or combines its outstanding Series C Preferred into a lesser number of shares, the “Series E Converted Stock Equivalent Amount (Series C)” with respect to such issued and outstanding shares of Series E Preferred shall be adjusted as if such action applied to the shares of Series C Preferred represented by the Series E Converted Stock Equivalent Amount (Series C).

“Series E Dividend Payment Date” shall have the meaning set forth in Article III, Section 2(a).

“Series E Dividend Period” means the period from and including the date of issuance of the Series E Preferred or any Series E Dividend Payment Date, as the case may be, to, but excluding, the next Series E Dividend Payment Date.

“Series E Dividend Record Date” shall have the meaning set forth in Article III, Section 2(a).

“Series E Holder” means the Person in whose name shares of the Series E Preferred are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Series E Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Series E Junior Stock” means the Common Stock, the Series D Preferred, Convertible Securities and any other class or series of capital stock of the Corporation now or hereafter authorized, other than Series E Senior Stock or Series E Parity Stock.

“Series E Mandatory Conversion Event” means the earlier to occur of the following dates:

(i) the Fifth Anniversary Date; and

(ii) the first date on which the VWAP of the Common Stock equals or has exceeded 130% of the then applicable Series E Conversion Price for at least 20 Trading Days within any period of 30 consecutive Trading Days occurring after May 28, 2013.

“Series E Notice of Conversion at the Option of the Corporation” has the meaning set forth in Article III, Section 6(c).

“Series E Parity Stock” means any class or series of capital stock of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series E Preferred as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively), including, without limitation, (i) the Series C Preferred, and (ii) the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of the Corporation, in each case, outstanding as of the date of this Certificate of Designations.

“Series E Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Series E Preferred as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Trading Day” means, for purposes of determining a VWAP or Closing Price per share of Common Stock or a Closing Price, any Business Day on which shares of the Common Stock are traded on the Relevant Exchange; provided that Trading Day shall not include any day on which shares of the Common Stock are scheduled to trade, or actually trade, on the Relevant Exchange for less than 3.5 hours.

“Transfer” means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

“Transfer Agent” means the Corporation acting as Transfer Agent, registrar, paying agent and Conversion Agent for the Series C Preferred, and its successors and assigns.

“Voting Securities” means capital stock of the Corporation that is then entitled to vote generally in the election of directors of the Corporation.

“VWAP” of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page TAYC <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the official open of trading on the relevant Trading Day until the official close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation).

“Widely Dispersed Offering or Conversion Event” means a Transfer by any holder of Series D Preferred, or Series E Preferred, as applicable, of shares of Series D Preferred or Series E Preferred, as applicable: (i) pursuant to any public offering or public sale of securities of the Corporation (including, without limitation, a public offering registered under the Securities Act and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (ii) to a Person or group of Persons (within the meaning of the Exchange Act) if, after such Transfer, such Person or group of Persons in the aggregate would own or control more than 50% of the outstanding Voting Securities without any Transfer from any Series D Holder or Series E Holder of Series D Preferred or Series E Preferred, (iii) to a Person or group of Persons (within the meaning of the Exchange Act) in a transaction or series of related transactions in which no Transferee would receive in such transaction or series of related transactions more than two percent (2%) of the outstanding Voting Securities, (iv) pursuant to a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a Person or group of Persons (within the meaning of the Exchange Act) in the aggregate would own or control more than 50% of the outstanding Voting Securities (provided that the transaction has been approved by the Corporation’s Board of Directors or a committee thereof), or (v) to a Person or group of Persons (within the meaning of the Exchange Act) who have been approved by the Federal Reserve Board to hold the number of Voting Securities held by such Person or group of Persons (within the meaning of the Exchange Act) after giving effect to the Transfer by the Series D Holders or Series E Holders, as applicable.

ARTICLE II

SERIES D PREFERRED

1. Designation and Number of Shares. There shall be a series of preferred stock designated “Nonvoting Convertible Preferred Stock, Series D”. The number of authorized shares of Series D Preferred shall be 860,378. The Corporation shall have the authority to issue fractional shares of Series D Preferred.

2. Dividends.

(a) General. Each Series D Holder shall be entitled to receive, with respect to the shares of Series D Preferred held by such Series D Holder, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Common Stock equal to the product of the Series D Converted Stock Equivalent Amount and the number of such shares of Series D Preferred (rounding any fractional shares resulting from such computation to the nearest whole number) such that no holder of Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made to each share of Series D Preferred, taking into account any adjustment to the Series D Converted Stock Equivalent Amount as provided herein; provided that the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Series D Converted Stock Equivalent Amount, as set forth in Article I in the definition of “Series D Converted Stock Equivalent Amount.” The Corporation shall not declare a dividend or distribution to the holders of the Common Stock unless a dividend or distribution (as described above) is also made to the Series D Holders in accordance with this Article II, Section 2. Notwithstanding anything set forth in this Article II, Section 2, if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Series D Preferred shall consist of an identical right or warrant except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Series D Preferred equal to the number of shares of Common Stock that would otherwise be subject to such right or warrant. The Series D Preferred shall have no fixed dividend rate. Each declared dividend or distribution shall be payable to the holders of record of Series D Preferred at the same time as dividends or distributions are payable to the holders of record of Common Stock.

(b) Priority of Dividends. The Series D Preferred shall rank junior with regard to dividends to the Series D Senior Stock. The Series D Preferred shall have the same priority, with regard to dividends, as the Common Stock.

3. Liquidation Rights.

(a) Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Series D Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation’s stockholders shall be distributed pro rata among (i) the holders of Common Stock, (ii) the holders of Series D Preferred (with each such Series D Holder being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Series D Converted Stock Equivalent Amount and the number of such shares of Series D Preferred immediately prior to such Liquidation Event, excluding any fractional shares resulting from such computation), and (iii) the holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(b) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Article II, Section 3, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series D Preferred receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

4. Conversion.

(a) Automatic Conversion Immediately Upon any Widely Dispersed Offering or Conversion Event. Effective immediately upon any Widely Dispersed Offering or Conversion Event, subject to compliance with the conversion procedures set forth in Article II, Section 4(b) below, all Series D Preferred Transferred in that Widely Dispersed Offering or Conversion Event shall automatically be converted into a number of shares of Common Stock equal to the product of the number of shares of Series D Preferred being converted and the Series D Converted Stock Equivalent; provided that cash will be paid in lieu of fractional shares pursuant to Article IV, Section 7. Upon the conversion of Series D Preferred pursuant to a Series D Automatic Conversion, the shares of Series D Preferred converted pursuant to the Series D Automatic Conversion shall not be deemed outstanding for any purpose, and such converting Series D Holders shall have no rights with respect to the Series D Preferred, just the right to receive the shares of Common Stock or other securities issuable upon the conversion of such Series D Preferred.

(b) Transfer Procedures. Upon the physical surrender of the certificate representing a share of Series D Preferred converted pursuant to Article II, Section 4(a) to the Corporation, together with a written certification to the effect that such shares of Series D Preferred are being Transferred pursuant to a Widely Dispersed Offering or Conversion Event in accordance with Article II, Section 4(a) hereof (a “Series D Transfer Certification”), the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the Series D Holder making the Transfer may request, representing the aggregate number of shares of Common Stock issued upon conversion of the shares of Series D Preferred being Transferred pursuant to Article II, Section 4(a) and represented by such certificate (provided that, if the transfer agent for the Common Stock is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, such transfer agent shall instead credit such number of full shares of Common Stock to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system). The failure of any Series D Holder making the Transfer of shares of Series D Preferred to deliver to the Corporation a Series D Transfer Certification in accordance with this Article II, Section 4(b) shall be deemed, for all purposes, to be a certification by such transferor Series D Holder that such proposed Transfer shall not be made pursuant to a Widely Dispersed Offering or Conversion Event in accordance with Article II, Section 4(a). In the event that less than all of the shares of Series D Preferred represented by a certificate are Transferred pursuant to Article II, Section 4(a), the Corporation shall promptly issue a new certificate registered in the name of the Transferor Series D Holder representing such remaining shares of Series D Preferred not subject to such Transfer.

(c) No Responsibility of the Corporation. In connection with any Transfer or conversion of any shares of Series D Preferred pursuant to or as permitted by Article II, Section 4(a):

(i) The Corporation shall be under no obligation to make any investigation of facts.

(ii) Except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Common Stock in connection with any such conversion.

(d) Legend. Every certificate representing shares of Series D Preferred shall bear a legend on the face thereof providing as follows:

“The shares of Series D Preferred Stock represented by this certificate are subject to provisions with respect to, including requirements for, sale, assignment or other transfer set forth in Article II, Section 4 of the Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, including a provision providing for automatic conversion of shares of Series D Preferred Stock into shares of Common Stock upon sale, assignment or other transfer pursuant to a Widely Dispersed Offering or Conversion Event (as defined therein).”

(e) No Effect on Other Obligations. Nothing contained in this Article II, Section 4 shall be deemed to eliminate or otherwise modify any other requirements applicable to Transfers under this Certificate of Designations, the Securities Purchase Agreement or applicable law.

(f) Series D Conversion Date. Effective immediately prior to the close of business on any applicable Series D Conversion Date, dividends shall no longer be declared on any such converted shares of Series D Preferred, and such shares of Series D Preferred shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares; provided that Series D Holders shall have the right to receive any declared and unpaid dividends as of the Series D Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(g) Record Holder as of Series D Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series D Preferred or other property issuable upon conversion of the Series D Preferred on any applicable Series D Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock immediately upon the Widely Dispersed Offering or Conversion Event in the case of a conversion pursuant to a Series D Automatic Conversion.

5. Voting Rights.

(a) General. The holders of the Series D Preferred shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote; provided that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Series D Holders shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

(b) Approval Rights. In addition to any approval rights that may be required by applicable law, the consent of the Series D Holders representing a majority of the number of shares of Common Stock into which the outstanding shares of Series D Preferred are convertible (assuming for this purpose that each share of Series D Preferred is convertible into the Series D Converted Stock Equivalent Amount), given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A) authorize or issue, or obligate the Corporation to issue, any Series D Senior Stock; (B) increase the authorized number of shares of Series D Preferred; (C) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series D Preferred designated hereunder; (D) amend the Certificate of Incorporation or By-laws of the Corporation, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the Series D Holders of the Series D Preferred; or (E) amend or waive any provision of this Certificate of Designations applicable to the Series D Holders or the Series D Preferred.

(c) Action by Written Consent Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the Series D Holders voting as a single class, may be taken by the Series D Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the Series D Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series D Preferred entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

6. Subdivision; Stock Splits; Combinations. The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series D Preferred into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Series D Preferred into a smaller number of shares.

7. Reorganization, Reclassification, Consolidation, Merger or Sale. In the event an Organic Change occurs, each share of Series D Preferred shall be treated the same as each share of Common Stock, taking into account any adjustment of the Series D Converted Stock Equivalent Amount. In the event that holders of shares of Common Stock have the option to elect the form of consideration to be received in such Organic Change, holders of Series D Preferred shall have the same election privileges as the holders of Common Stock. In all cases, if any of the securities otherwise receivable pursuant to an Organic Change are “voting securities” for bank regulatory purposes, each Series D Holder shall have the right to elect to receive non-“voting securities” in lieu thereof.

ARTICLE III

SERIES E PREFERRED

1. Designation and Number of Shares. There shall be a series of preferred stock designated “8.0% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E”. The number of authorized shares of Series E Preferred shall be 223,520. The Corporation shall have the authority to issue fractional shares of Series E Preferred.

2. Dividends.

(a) Rate. Series E Holders shall be entitled to receive, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative dividends on the liquidation preference of $25.00 per share (or such other liquidation preference applicable to the Series C Preferred) (subject to adjustment for stock splits, combinations or reclassifications of the Series E Preferred) of Series E Preferred, and no more, payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing on January 15, 2011; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that next succeeding day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable, which shall be the same day dividends are payable on the Series C Preferred, a “Series E Dividend Payment Date”). Dividends on each share of Series E Preferred will accrue on the liquidation preference of $25.00 per share (or such other liquidation preference applicable to the Series C Preferred) (subject to adjustment for stock splits, combinations or reclassifications of the Series E Preferred) at a rate per annum equal to 8.0% (or such other rate at which dividends accrue on the Series C Preferred). The record date for payment of dividends on the Series E Preferred will be the 30th day of the calendar month immediately preceding the month during which the Series E Dividend Payment Date falls or such other record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Series E Dividend Payment Date and which is the same as the record date established for the Series C Preferred (each, a “Series E Dividend Record Date”). Any such day that is a Series E Dividend Record Date will be a Series E Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable in cash.

(b) Non-Cumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series E Preferred for any Series E Dividend Period prior to the related Series E Dividend Payment Date, that dividend will not accrue, and the Corporation will have no obligation to pay, and Series E Holders shall have no right to receive, a dividend for that Series E Dividend Period on the related Series E Dividend Payment Date or at any future time, whether or not dividends on the Series E Preferred or any other series of preferred stock or Common Stock are declared for any subsequent Series E Dividend Period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series E Preferred remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Series E Junior Stock (other than dividends or distributions payable solely in shares of Common Stock) or, subject to Article III, Sections 2(a) and 2(c), Series E Parity Stock (other than dividends or distributions payable solely in shares of Series E Parity Stock or Series E Junior Stock), and no Common Stock, Series E Junior Stock or Series E Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless, as of such date (the “Determination Date”), the full dividend on all outstanding shares of Series E Preferred for the Series E Dividend Period in which such Determination Date falls has been or is contemporaneously declared and paid in full (or has been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Series E Holders as of the next Series E Dividend Record Date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Series E Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business; (ii) any dividends or distributions of rights or Series E Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Series E Junior Stock or Series E Parity Stock for the beneficial ownership of any other Persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of Series E Junior Stock for or into other Series E Junior Stock or of Series E Parity Stock for or into other Series E Parity Stock (with the same or lesser aggregate liquidation amount) or Series E Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the effective date of this Certificate of Designations or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

(d) Pro Rata Distribution of Dividends. Except as provided below, for so long as any share of Series E Preferred remains outstanding, if dividends are not declared and paid in full upon the shares of Series E Preferred and any class or series of Series E Parity Stock (which, in the case of Series E Parity Stock having dividend payment dates different from the Series E Dividend Payment Dates, means the dividend payment date falling within the Series E Dividend Period related to such Series E Dividend Payment Date) on a Series E Dividend Payment Date, then all dividends declared upon shares of Series E Preferred and all such Series E Parity Stock and payable on such Series E Dividend Payment Date (or, in the case of Series E Parity Stock having dividend payment dates different from such Series E Dividend Payment Date, the dividends payable on the dividend payment date falling within the Series E Dividend Period related to such Series E Dividend Payment Date) will be declared on a proportional basis so that the amount of dividends declared upon the shares of Series E Preferred will bear to such Series E Parity Stock the same ratio that accrued dividends on the shares of Series E Preferred and Series E Parity Stock payable on such Series E Dividend Payment Date (or, in the case of Series E Parity Stock having dividend payment dates different from such Series E Dividend

Payment Date, the dividends payable on the dividend payment date falling within the Series E Dividend Period related to such Series E Dividend Payment Date and including, in the case of Series E Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.

(e) Dividends on Series E Junior Stock. Subject to the foregoing limitations and restrictions set forth in Article III, Sections 2(c) and 2(d), and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any Series E Junior Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

(f) Conversion Following A Record Date. If a Series E Conversion Date for any shares of Series E Preferred is prior to the close of business on a Series E Dividend Record Date for any declared dividend for the then-current Series E Dividend Period, the Holder of such shares will not be entitled to any such dividend. If the Series E Conversion Date for any shares of Series E Preferred is after the close of business on a Series E Dividend Record Date for any declared dividend for the then-current Series E Dividend Period, but prior to the corresponding Series E Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend on the Series E Dividend Payment Date, notwithstanding the conversion of such shares prior to the Series E Dividend Payment Date. However, such shares of Series E Preferred, upon surrender for conversion, must be accompanied by funds equal to the dividend payable with respect to such shares of Series E Preferred on such Series E Dividend Payment Date; provided that no such payment need be made (i) if the Corporation has issued a notice of a Sale Transaction during the then-current Series E Dividend Period or (ii) if the Corporation has issued a Series E Notice of Conversion at the Option of the Corporation.

3. Liquidation Rights.

(a) Liquidation. In the event of a Liquidation Event, the Series E Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside with respect to any Series E Junior Stock and subject to the rights of the Corporation’s creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25.00 per share (or such other liquidation preference applicable to the Series C Preferred) (subject to adjustment for stock splits, combinations or reclassifications of the Series E Preferred), plus an amount equal to any accrued dividends thereon from the last Series E Dividend Payment Date to, but excluding, the date of the Liquidation Event if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such Liquidation Event other than what is expressly provided for in this Article III, Section 3.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Series E Holders, the amounts paid to the Series E Holders and the holders of any Series E Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Series E Holders and the holders of any Series E Parity Stock are entitled have been paid, the holders of Series E Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Article III, Section 3, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series E Preferred receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

4. Automatic Conversion.

(a) Automatic Conversion Immediately Upon any Widely Dispersed Offering or Conversion Event. Effective immediately upon any Widely Dispersed Offering or Conversion Event, subject to compliance with the conversion procedures set forth in Article III, Section 4(b) below, all Series E Preferred Transferred in that Widely Dispersed Offering or Conversion Event shall automatically be converted into a number of shares of Series C Preferred Stock equal to the product of the Series E Converted Stock Equivalent Amount (Series C) and the number of shares of Series E Preferred being converted; provided that cash will be paid in lieu of fractional shares pursuant to Article IV, Section 7. Upon the conversion of Series E Preferred pursuant to a Series E Automatic Conversion, the shares of Series E Preferred converted pursuant to the Series E Automatic Conversion shall not be deemed outstanding for any purpose, and such converting Series E Holders shall have no rights with respect to the Series E Preferred, just the right to receive the shares of Series C Preferred or other securities issuable upon the conversion of such Series E Preferred.

(b) Transfer Procedures. Upon the physical surrender of the certificate representing a share of Series E Preferred converted pursuant to Article III, Section 4(a) to the Corporation, together with a written certification to the effect that such shares of Series E Preferred are being Transferred pursuant to a Widely Dispersed Offering or Conversion Event in accordance with Article III, Section 4(a) hereof (a “Series E Transfer Certification”), the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the Series E Holder making the Transfer may request, representing the aggregate number of shares of Series C Preferred issued upon conversion of the shares of Series E Preferred being Transferred pursuant to Article III, Section 4(a) and represented by such certificate (provided that, if the transfer agent for the Common Stock is participating in DTC Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, such transfer agent shall instead credit such number of full shares of Series C Preferred to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system). The failure of any Series E Holder making the Transfer of shares of Series E Preferred to deliver to the Corporation a Series E Transfer Certification in accordance with this Article III, Section 4(b) shall be deemed for all purposes, to be a certification by such transferor Series E Holder that such proposed Transfer shall not be made pursuant to a Widely Dispersed Offering or Conversion Event in accordance with Article III, Section 4(a). In the event that less than all of the shares of Series E Preferred represented by a certificate are Transferred pursuant to Article

III, Section 4(a), the Corporation shall promptly issue a new certificate registered in the name of the transferor Series E Holder representing such remaining shares of Series E Preferred not subject to such Transfer.

(c) No Responsibility of the Corporation. In connection with any Transfer or conversion of any shares of Series E Preferred pursuant to or as permitted by Article III, Section 4(a):

(i) The Corporation shall be under no obligation to make any investigation of facts.

(ii) Except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Series C Preferred in connection with any such conversion.

(d) Legend. Every certificate representing shares of Series E Preferred shall bear a legend on the face thereof providing as follows:

“The shares of Series E Preferred Stock represented by this certificate are subject to provisions with respect to, and requests for, sale, assignment or other transfer set forth in Article III, Section 4 of the Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, including a provision providing for automatic conversion of shares of Series E Preferred Stock into shares of Series C Preferred upon sale, assignment or other transfer to a Person pursuant to a Widely Dispersed Offering or Conversion Event (as defined therein).”

(e) No Effect on Other Obligations. Nothing contained in this Article III, Section 4 shall be deemed to terminate or otherwise modify any other requirements applicable to Transfers under this Certificate of Designations, the Securities Purchase Agreement or applicable law.

5. Rights of the Series E Holders to Convert.

(a) Right of the Series E Holders to Convert. Each Series E Holder shall have the right, at such Series E Holder’s option, to convert all or any portion of such Series E Holder’s Series E Preferred at any time into shares of Series D Preferred at the Series E Conversion Rate (Series D) per share of Series E Preferred (subject to the conversion procedures of this Article III, Section 5 and the other provisions hereof), plus cash in lieu of fractional shares pursuant to Article IV, Section 7.

(b) Series E Conversion Date. Effective immediately prior to the close of business on any applicable Series E Conversion Date, dividends shall no longer be declared on any such converted shares of Series E Preferred, and such shares of Series E Preferred shall represent only the right to receive shares of Series D Preferred or Series C Preferred, as applicable, issuable upon conversion of such shares; provided that Series E Holders shall have the right to receive any declared and unpaid dividends as of the Series E Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof, subject to the terms of Article III, Section 2(f).

(c) Rights Prior to Conversion. Prior to the close of business on any applicable Series E Conversion Date, shares of Series D Preferred or Series C Preferred, as applicable, issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series E Preferred shall not be deemed outstanding for any purpose, and Series E Holders shall have no rights with respect to the Series D Preferred, Series C Preferred or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for securities issuable upon conversion or rights to receive any dividends or other distributions on the Series D Preferred or other securities issuable upon conversion) by virtue of holding shares of Series E Preferred.

(d) Record Holder as of Series E Conversion Date. The Person or Persons entitled to receive the Series D Preferred or Series C Preferred, as applicable, issuable upon conversion of Series E Preferred or other property issuable upon conversion of the Series E Preferred on any applicable Series E Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Series D Preferred or Series C Preferred, as applicable, as of the close of business on such Series E Conversion Date.

(e) Conversion Procedure. On the date of any conversion pursuant to Article III, Section 5(a), if a Series E Holder’s interest is in certificated form, such Series E Holder must do each of the following in order to convert:

(i) complete and manually sign an irrevocable conversion notice in the form provided by the Conversion Agent (a “Series E Conversion Notice”), or a facsimile copy of such Series E Conversion Notice, and deliver such Series E Conversion Notice to the Conversion Agent;

(ii) surrender such shares of Series E Preferred to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents;

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Article IV, Section 8(a); and

(v) if required, pay funds equal to any declared and unpaid dividend payable on the next Series E Dividend Payment Date to which such Series E Holder is entitled.

Notwithstanding the foregoing, a Series E Conversion Notice given by any Series E Holder in contemplation of a Sale Transaction or a Public Offering of Common Stock may be revocable and conditional upon the consummation of such Sale Transaction or Public Offering, as applicable.

The Conversion Agent shall, on a Series E Holder’s behalf, convert the Series E Preferred into shares of Series D Preferred, in accordance with the terms of the notice delivered by such Series E Holder described in clause (i) of this Article III, Section 5(e).

6. Series E Conversion at the Option of the Corporation.

(a) Corporation Conversion Right. The Corporation shall have the right, at its option, to cause some or all of the Series E Preferred to be converted into shares of Series D Preferred at the then-applicable Series E Conversion Rate (Series D) at any time after a Series E Mandatory Conversion Event; provided that the Corporation may not cause any Series E Preferred to be converted pursuant to this Article III, Section 6 unless the Corporation simultaneously causes the same percentage of Series C Preferred to be converted into shares of Common Stock as it is causing the Series E Preferred to be converted hereunder.

(b) Partial Conversion. Subject to the last sentence of Article III, Section 6(a), if the Corporation elects to cause less than all the shares of the Series E Preferred to be converted under Article III, Section 6(a), the Conversion Agent shall select the shares of Series E Preferred to be converted on a pro rata basis.

(c) Conversion Procedure. In order to exercise the conversion right described in this Article III, Section 6, the Corporation shall provide notice of such conversion to each Series E Holder (such notice, a “Series E Notice of Conversion at the Option of the Corporation”). The applicable Series E Conversion Date shall be a date selected by the Corporation (the “Series E Conversion at the Option of the Corporation Date”) that shall be no more than 20 days after the date on which the Corporation provides such Series E Notice of Conversion at the Option of the Corporation. In addition to any information required by applicable law or regulation, the Series E Notice of Conversion at the Option of the Corporation shall state, as appropriate:

(i) the Series E Conversion at the Option of the Corporation Date;

(ii) the aggregate number of shares of Series E Preferred to be converted; and

(iii) the number of shares of Series D Preferred to be issued upon conversion of each share of Series E Preferred and, if fewer than all the shares of Series E Preferred of a Series E Holder are to be converted, the number of such shares to be converted.

7. Anti-Dilution Adjustments.

(a) General. If the Corporation at any time after the effective date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series E Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Series D Preferred obtainable upon exercise of the Series E Preferred will be proportionately increased. If the Corporation at any time after the effective date hereof combines (by combination, reverse stock split or otherwise) its outstanding shares of Common

Stock into a smaller number of shares, the Series E Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Series D Preferred obtainable upon conversion of the Series E Preferred will be proportionately decreased.

(b) Distribution of Assets. If the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction but excluding any ordinary cash dividend payable with respect to the Common Stock consistent with past practice) (a “Distribution”), at any time after the issuance of the Series E Preferred and prior to a Series E Conversion Date, then, in each such case, the Series E Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Series E Conversion Price by a fraction of which (A) the numerator shall be the VWAP of the Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the VWAP of the Common Stock on the Trading Day immediately preceding such record date.

(c) Purchase Rights. If at any time the Corporation grants, issues or sells any options to purchase shares of Common Stock, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of its Common Stock (the “Purchase Rights”) prior to a Series E Conversion Date, then each Series E Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such Series E Holder could have acquired if such Series E Holder had held the number of shares of Common Stock equal to the Series D Converted Stock Equivalent Amount acquirable upon complete conversion of such Series E Holder’s shares of Series E Preferred (and upon complete conversion of the Series D Preferred receivable upon such conversion) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. In the event the securities acquirable pursuant to the Purchase Rights are “voting securities” for bank regulatory purposes, each Series E Holder shall have the right to elect to receive non-”voting securities” in lieu thereof.

8. Voting Rights.

(a) General. The holders of the Series E Preferred shall be entitled to notice of all stockholders meetings at which holders of Common Stock or Series C Preferred shall be entitled to vote; provided that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Series E Holders shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

(b) Approval Rights. In addition to any approval rights that may be required by applicable law, the consent of the holders of a majority of the number of shares of Series E Preferred at the time outstanding, given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (i) authorize or issue, or obligate the Corporation to issue, any Series E Senior Stock; (ii) increase the authorized number of shares of Series E Preferred; (iii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series E Preferred designated hereunder; (D) amend the Certificate of Incorporation or By-laws of the Corporation, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the Series E Holders of the Series E Preferred; or (v) amend or waive any provision of this Certificate of Designations applicable to the Series E Holders or the Series E Preferred.

(c) Action by Written Consent Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the Series E Holders voting as a single class, may be taken by the Series E Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the Series E Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series E Preferred entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

(d) Changes to Conform to Series C Preferred. In the event any change is made to the rights, preferences, terms or conditions of or affecting the Series C Preferred, other than as to voting rights, upon the request of the holders of a majority of the Series E Preferred, the Corporation shall make a conforming change to the rights, preferences, terms and conditions of or affecting the Series E Preferred.

9. Preemptive Rights. Until the earlier of (x) the first date on which less than 400,000 shares of Series C Preferred are outstanding (subject to adjustment for stock splits, combinations or reclassifications of the Series C Preferred) and (y) May 28, 2012:

(a) Each Series E Holder shall have the right to purchase, pro rata (as determined in accordance with the last sentence of this Article III, Section 9(a)), a portion of any New Securities that the Corporation proposes to sell and issue. Each Series E Holder’s pro rata share of New Securities, for the purposes of this right, shall be equal to the ratio of (i) the number of shares of Series D Preferred into which the shares of Series E Preferred held by such Series E Holder at the time the New Securities are offered are then convertible, divided by (ii) the sum of (x) the total number of then outstanding shares of Common Stock, plus (y) the number of shares of Common Stock then issuable upon all other then outstanding shares of Convertible Securities, including the Series C Preferred and the Series D Preferred (including the shares of Series D Preferred then issuable upon all then outstanding shares of Series E Preferred).

(b) If the Corporation proposes to issue New Securities, it shall give each Series E Holder written notice of its intention, describing the type of New Securities, the price and the general terms and conditions upon which the Corporation proposes to issue the same. Each such Series E Holder shall have ten calendar days from the giving of such notice to agree to purchase its pro rata share of the New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

(c) If any of the Series E Holders fails to exercise its right under this Article III, Section 9 to purchase its pro rata share of the New Securities within ten calendar days following the date of the first notice contemplated by Article III, Section 9(b), the Corporation shall have until the 90th day following such date to enter into a letter of intent or definitive agreement and a period of 90 days thereafter to sell any of the New Securities in respect of which such Series E Holder’s rights were not exercised, at a price no more favorable to the purchasers thereof than specified in the Corporation’s notice to the Series E Holders pursuant to Article III, Section 9(b). If the Corporation has not entered into such a letter of intent or agreement or sold such New Securities within such period, the Corporation shall not thereafter issue or sell any such New Securities without again first offering such securities to the Series E Holders in the manner provided in this Article III, Section 9.

(d) In the event that any approval or authorization of, filing or registration with, notification to, and/or determination by, any U.S. federal, state or foreign governmental authority or self-regulatory organization would be required in connection with any Series E Holder exercising its rights under this Article III, Section 9 or acquiring any New Securities hereunder, the Corporation shall reasonably cooperate with the holders of a majority of the Series E Preferred so that any such New Securities (or non-voting securities having otherwise equivalent rights as such New Securities) may be acquired by the Series E Holders in compliance with such approvals, authorizations, filings, registrations, notifications, and/or determinations. Without limiting the foregoing, if the New Securities are “voting securities” for bank regulatory purposes, any holder of Series E Preferred shall have the right to elect to receive in lieu of such voting securities a non-“voting security” equivalent.

10. Reorganization, Reclassification, Consolidation, Merger or Sale. In the event an Organic Change occurs, each share of Series E Preferred shall be treated the same as each share of Series C Preferred, taking into account any adjustment of the Series E Converted Stock Equivalent Amount (Series C). In the event that holders of shares of Series C Preferred have the option to elect the form of consideration to be received in such Organic Change, holders of Series E Preferred shall have the same election privileges as the holders of Series C Preferred. In all cases, if any of the securities otherwise receivable pursuant to an Organic Change are “voting securities” for bank regulatory purposes, each Series E Holder shall have the right to elect to receive non-“voting securities” in lieu thereof.

ARTICLE IV

MISCELLANEOUS

1. Unissued or Reacquired Shares. Shares of Series D Preferred and Series E Preferred that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be retired upon their acquisition, shall not be reissued as shares of Series D Preferred or Series E Preferred, respectively, and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

2. No Sinking Fund. No shares of Series D Preferred or Series E Preferred are subject to the operation of a sinking fund.

3. Reservation of Common Stock.

(a) Sufficient Shares. The Corporation shall at all times:

(i) reserve and keep available out of its authorized and unissued Common Stock, or shares of Common Stock acquired by the Corporation, solely for issuance upon the conversion of shares of Series D Preferred (including shares of Series D Preferred issuable upon conversion of issued and outstanding shares of Series E Preferred, and assuming for this purpose that all shares of Series D Preferred are at all times convertible into Common Stock), free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series D Preferred (including shares of Series D Preferred issuable upon conversion of issued and outstanding shares of Series E Preferred) and shares of Series C Preferred, respectively, then outstanding;

(ii) reserve and keep available out of its authorized and unissued Series D Preferred, or shares of Series D Preferred acquired by the Corporation, solely for issuance upon the conversion of shares of Series E Preferred, free from any preemptive or other similar rights, such number of shares of Series D Preferred as shall from time to time be issuable upon the conversion of all the shares of Series E Preferred then outstanding; and

(iii) reserve and keep available out of its authorized and unissued shares of Series C Preferred, or shares of Series C Preferred acquired by the Corporation, solely for issuance upon conversion of shares of Series E Preferred, in each case as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Series C Preferred as shall from time to time be issuable upon the conversion of all the shares of Series E Preferred then outstanding, assuming for this purpose that all shares of Series E Preferred are at all times convertible into Series C Preferred.

(b) Use of Acquired Shares. Notwithstanding the foregoing, the Corporation shall be entitled to deliver:

(i) upon conversion of shares of Series D Preferred, as herein provided, shares of Common Stock acquired by the Corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Series D Holders); and

(ii) upon conversion of shares of Series E Preferred, as herein provided, shares of Series D Preferred acquired by the Corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Series D Preferred), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Series E Holders).

(c) Free and Clear Delivery. All shares of (i) Common Stock delivered upon conversion of Series D Preferred, (ii) Series D Preferred delivered upon conversion of the Series E Preferred (to the extent applicable) and (iii) Series C Preferred upon conversion of the Series E Preferred (to the extent applicable), shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Series D Holders and the Series E Holders, respectively).

(d) Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series D Preferred or the Series E Preferred, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) Listing; Registration Rights. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Select Market or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series D Preferred (including, to the extent permitted by the national securities exchange, upon conversion of the shares of Series D Preferred issuable upon conversion of the Series E Preferred and assuming for this purpose that all shares of Series E Preferred are at all times convertible into Series D Preferred, and that all shares of Series D Preferred are at all times convertible into Common Stock); provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Series D Preferred into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series D Preferred in accordance with the requirements of such exchange at such time. The holders of the Series D Preferred (with respect to the shares of Common Stock issuable upon conversion thereof) and the Series E Preferred (with respect to the shares of Series C Preferred issuable upon conversion thereof) shall be entitled to the benefit of the registration rights set forth in that certain Registration Rights Agreement, dated as of October 21, 2010 (as thereafter may be amended or otherwise modified in accordance therewith), between the Corporation and the Holders (as defined therein), as and to the extent set forth therein.

4. Transfer Agent, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and paying agent for each of the Series D Preferred and the Series E Preferred shall be the Corporation. The Corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Series D Holders and the Series E Holders.

5. Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Series D Holder’s or Series E Holder’s, as applicable, expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Series D Holder’s or Series E Holder’s, as applicable, expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

6. No Closing of Books; Cooperation. The Corporation shall not close its books against the transfer of Series D Preferred, Series E Preferred or of Common Stock issued or issuable upon conversion of Series D Preferred or Series E Preferred in any manner which interferes with the timely conversion of Series D Preferred or Series E Preferred, as applicable. The Corporation shall assist and cooperate with any holder of Series D Preferred or Series E Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series D Preferred or Series E Preferred hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

7. Cash In Lieu of Fractional Interests. If any fractional interest in a share of capital stock would, except for the provisions of this Section 7, be delivered upon any conversion of the Series D Preferred or Series E Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

8. Taxes.

(a) Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred, Series D Preferred, Series E Preferred or Common Stock or other securities issued on account of Series D Preferred or Series E Preferred pursuant hereto or certificates representing such shares or securities; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series D Preferred, Series E Preferred or Series C Preferred or shares of Common Stock or other securities in a name other than that in which the shares of Series D Preferred or Series E Preferred, as applicable, with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been, or will be, paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series D Preferred (and on the shares of Common Stock received upon their conversion) or Series E Preferred (and on the shares of Series D Preferred or Series C Preferred received upon their conversion, as applicable) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Series D Holders or Series E Holders, as applicable.

9. Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 9550 West Higgins Road, Rosemont, Illinois 60018 (Attention: Corporate Secretary), or (y) if to any Series D Holder or Series E Holder, to such Series D Holder or Series E Holder at the address of such Series D Holder or Series E Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Series D Holder or Series E Holder, as the case may be, shall have designated by notice similarly given.

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Signature page follows.

IN WITNESS WHEREOF, Taylor Capital Group, Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on and as of this 21st day of October, 2010.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Steven H. Shapiro
Name:	Steven H. Shapiro
Title:	Corporate Secretary

[Signature Page to Certificate of Designations – Taylor Capital Group, Inc.]